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JAMES LALLY NAMED PRESIDENT OF ENTERPRISE FINANCIAL

St. Louis, August 9, 2016. As part of an orderly management succession and transition plan, Enterprise Financial Services Corp (NASDAQ: EFSC) announced that James B. Lally, 48, has been named president of the company. Lally reports to Peter Benoist, 68, who remains chief executive and has agreed to extend his term as CEO through 2017, or earlier upon the appointment of a successor.

Lally was formerly executive vice president and head of Enterprise’s fee income businesses. Reporting to Lally in his new role are the presidents of Enterprise Bank & Trust and its fee income businesses, the company’s executive vice president and CFO, the chief credit officer and the head of human resources.

Benoist commented, “Jim has demonstrated impressive leadership and produced outstanding results in multiple executive roles. He’s well-grounded in all facets of the business and has earned the confidence of his management peers and our associates at Enterprise. Jim will lead an exceptionally capable senior management team, with Scott Goodman as president of the bank, Keene Turner as chief strategy and financial officer and strong leadership in our other business units.”

Lally joined Enterprise in 2003 as vice president. He was named senior vice president in 2006 and president of the bank’s Clayton unit in 2008. In 2011 he was appointed president of the St. Louis region and three years later assumed responsibility for commercial banking for the entire bank. In May of 2016, Lally was named executive vice president of EFSC with responsibility for wealth management, private banking and mortgage banking as well as the community development entity. Prior to Enterprise, he served in various commercial banking roles for US Bank and Commerce Bank in St. Louis.

Lally earned a BSBA in Finance from Saint Louis University and an MBA from the University of Missouri-St. Louis. He serves on the Board of Directors of the Missouri Bankers Association and the Board of Trustees of the St. Louis Archdiocesan Fund. Lally also serves on the Finance Council of the St. Louis Archdiocese, the Advisory Board of the Wallis Companies and the Finance Council of St. Joseph’s Academy.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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